EXHIBIT 99.1 - ORDER AND FINAL JUDGMENT

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NASSAU

EDITH K. GROSSMAN, individually and on behalf of others similarly situated,

Plaintiff,

-against-

THOMAS E. CHRISTMAN, MICHAEL DONAHUE, ARTHUR DULIK, JR., DONALD C. FLEMING, NICOS KATSOULIS, JOHN J. LAFALCE, RICHARD J. LASHLEY, THOMAS M. O’BRIEN, JOHN F. PICCIANO, SUZANNE H. RUECK, JEFFERY S. WILKS, STATE BANCORP, INC., and VALLEY NATIONAL BANCORP,

Defendants.

Index No. 600469/2011 (Driscoll, J.)

ORDER AND FINAL JUDGMENT

The Stipulation of Settlement, dated November 22, 2011 (the “Stipulation”), of the above-captioned action (the “Action”), and the Settlement contemplated thereby (the “Settlement”) having been presented at the Fairness Hearing on November 29, 2011, pursuant to the Preliminary Approval Order entered herein on October 26, 2011 (the “Preliminary Approval Order”);
The Stipulation having been joined in and consented to by all parties to the Action and incorporated herein by reference (along with the defined terms therein);
The Court, having determined that notice of the Fairness Hearing was given to the Class in accordance with the Preliminary Approval Order and that said notice was adequate and sufficient; having heard the parties’ support for the Settlement as articulated by their attorneys of record; having allowed all other persons an opportunity to be heard on this matter as provided in the Notice of Pendency of Class Action, Proposed Settlement, Fairness Hearing and Right to Appear (the “Notice”); and having considered all matters related to this Settlement;

IT IS HEREBY ORDERED, ADJUDGED AND DECREED as follows:
1. The Notice has been provided to the Class pursuant to and in the manner directed by the Preliminary Approval Order and a full opportunity to be heard has been offered to all parties, the Class and all other persons in interest.  The Court finds and concludes that the form and manner of the Notice fully complied with each of the requirements of New York Civil Practice Law and Rules 904, and: (i) was the best notice practicable under the circumstances, (ii) constituted notice reasonably calculated, under the circumstances, to apprise the members of the Class of the pendency of the Action, of the effect of the proposed Settlement (including the releases contained therein) and of their rights to object to the proposed Settlement and appear at the Fairness Hearing, (iii) constituted due and sufficient notice to all persons entitled to notice, and (iv) satisfied the requirements of the Civil Practice Law and Rules Article 9 and all other applicable laws and rules.  It is further determined that all members of the Class are bound by the Order and Final Judgment herein.
2. Following distribution of the Notice, neither the Court nor counsel for any of the parties received any objection to the Settlement from a Class Member.  No Class Member appeared at the Fairness Hearing opposing or seeking to modify the Settlement.
3. Pursuant to New York Civil Practice Law and Rules 901-904, the Court certifies the Action as a class action for purposes of settlement only, on behalf of a mandatory, non-opt out class (the “Class”) consisting of any and all record and beneficial holders of State Bancorp common stock, their respective successors in interest, successors, predecessors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, together with their predecessors and successors and assigns, who held State Bancorp common stock at any time between and including April 28, 2011 and the date of consummation of the Merger, inclusive (the “Class Period”).  Excluded from the Settlement Class are (i) the Defendants; (ii) the immediate families of the State Bancorp Board; (iii) any parent, subsidiary, affiliate, officer, or director of State Bancorp or Valley; (iv) any entity in which any excluded person has a controlling interest; and (v) the legal representatives, heirs, successors and assigns of any excluded person.

4. Solely for purposes of the Settlement of this Action, the Court finds that the prerequisites to class action certification under Civil Practice Law and Rules 901 and 902 have been satisfied for the Class defined herein, in that:
(a) the members of the Class are so numerous that joinder of all members of the Settlement Class is impracticable;
(b) there are questions of law and fact common to the Class;
(c) the Plaintiff’s claims are typical of the Class’s claims;
(d) the Plaintiff and Plaintiff’s counsel have fairly and adequately represented and protected the interests of the Class;
(e) the questions of law and fact common to the Class predominate over any individual questions; and
(f) a class action is superior to other available methods for the fair and efficient adjudication of the controversy, considering that the claims of members of the Class in the Action are substantially similar and would, if tried, involve substantially identical proofs and may therefore be efficiently litigated and resolved on an aggregate basis as a class action; the amounts of the claims of many of the members of the Class are too small to justify the expense of individual actions; and it does not appear that there is any intent among members of the Class in individually controlling the litigation of their claims.

5. The Court hereby finds that the Plaintiff is an adequate representative of the Class and certifies her as class representative for the Class.  The Court certifies the Plaintiff’s counsel, Levi & Korsinsky LLP, as Class Counsel.
6. The Court finds and concludes that the Settlement is fair, reasonable, adequate, and in the best interests of the Class, and approves the Settlement and adopts the terms of the Stipulation for the purpose of this Order.
7. This Final Judgment and Order shall not constitute any evidence or admission by any party herein that any acts of wrongdoing have been committed by any of the parties to the Action and should not be deemed to create any inference that there is any liability therefor.
8. The Action is hereby dismissed with prejudice as to the Defendants and against Plaintiff and all other Class Members on the merits and, except as provided in the Stipulation, without costs.
9. The Released Claims belonging to any Releasing Plaintiff against the Released Persons shall be completely, fully, finally and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice on the merits and without costs, except as provided in the Stipulation.

10. There is a permanent injunction barring the assertion by any Releasing Plaintiff of any Released Claims against the Released Persons.
11. Plaintiff’s counsel is hereby awarded fees and expenses in the aggregate amount of $395,000 for its service in the Action, which award the Court finds to be fair and reasonable and which shall be paid to Plaintiff’s counsel by State Bancorp, or any successor(s) in interest, in accordance with the terms of the Stipulation.
12. The Court retains jurisdiction, without affecting the finality of this Order and Final Judgment, over:  (a) administration and implementation of the Settlement in accordance with the Stipulation; (b) enforcement of the orders, injunctions, and releases set forth herein; and (c) all other matters related or ancillary to the foregoing.

Dated:	New York, New York
November 29, 2011

/s/ Timothy S. Driscoll
The Honorable Timothy S. Driscoll Supreme Court of the State of New York County of Nassau